-----------------------------

                            STOCK PURCHASE AGREEMENT

                           DATED AS OF AUGUST 29, 1997

                                      AMONG

                        INTEGRATED HEALTH SERVICES, INC.

                                       AND

                    AMBULATORY PHARMACEUTICAL SERVICES, INC.

                                       AND

                                   GIGI JORDAN




                          -----------------------------


                                TABLE OF CONTENTS
                                                                               PAGE

ARTICLE I:  SALE AND PURCHASE OF COMPANY STOCK.................................  1
    1.1      Sale and Purchase of Company Stock................................  1

ARTICLE II:  PURCHASE PRICE....................................................  1
    2.1      Determination and Payment of Purchase Price.......................  1
    2.2      Adjustments to the Purchase Price.................................  2
    2.3      Liabilities.......................................................  3

ARTICLE III:  IHS STOCK........................................................  3
    3.1      IHS Stock.........................................................  3

ARTICLE IV:  THE CLOSING.......................................................  8
    4.1      Time and Place of Closing.........................................  8

ARTICLE V:  REPRESENTATIONS AND WARRANTIES OF THE SELLER AND
    COMPANY....................................................................  8
    5.1      Organization and Standing of the Company..........................  8
    5.2      Absence of Conflicting Agreements.................................  8
    5.3      Consents..........................................................  9
    5.4      Company Stock.....................................................  9
    5.5      Assets............................................................  9
    5.6      Trademarks........................................................  9
    5.7      Contracts......................................................... 10
    5.8      Financial Statements.............................................. 11
    5.9      Material Changes.................................................. 11
    5.10     Licenses; Permits; Certificates of Need........................... 12
    5.11     Title, Condition of Personal Property............................. 12
    5.12     Legal Proceedings................................................. 13
    5.13     Employees......................................................... 14
    5.14     Collective Bargaining, Labor Contracts, Employment Practices, Etc. 14
    5.15     ERISA............................................................. 15
    5.16     Insurance and Surety Agreements................................... 15
    5.17     Relationships..................................................... 16
    5.18     Absence of Certain Events......................................... 16
    5.19     Compliance with Laws.............................................. 17
    5.20     Finders........................................................... 17
    5.21     Tax Returns....................................................... 17
    5.22     Encumbrances Created by this Agreement............................ 17
    5.23     Subsidiaries and Joint Ventures................................... 17


                                      (i)




    5.24     No Untrue Statement............................................... 18
    5.25     Medicare and Medicaid Programs.................................... 18
    5.26     Leasehold Interests............................................... 18
    5.27     Power and Authority............................................... 18
    5.28     Binding Effect.................................................... 18
    5.29     Questionnaires.................................................... 18
    5.30     Questionable Payments............................................. 18

ARTICLE VI:  REPRESENTATIONS AND WARRANTIES OF SELLER ......................... 19
    6.1      Authority......................................................... 19
    6.2      Binding Effect.................................................... 19
    6.3      Absence of Conflicting Agreements................................. 19
    6.4      Consents.......................................................... 19
    6.5      Ownership of Company Stock........................................ 19

ARTICLE VII:  REPRESENTATIONS AND WARRANTIES OF BUYER.......................... 19
    7.1      Organization and Standing......................................... 19
    7.2      Power and Authority............................................... 20
    7.3      Binding Agreement................................................. 20
    7.4      Absence of Conflicting Agreements................................. 20
    7.5      Consents.......................................................... 20
    7.6      Securities and Exchange Commission Filings........................ 20
    7.7      Material Changes.................................................. 21
    7.8      Finders........................................................... 21
    7.9      Capital Stock..................................................... 21
    7.10     Compliance with Laws.............................................. 21
    7.11     Questionable Payments............................................. 21
    8.1      Buyer's Access to Information and Records before Closing.......... 22

ARTICLE IX:  OBLIGATIONS OF THE PARTIES UNTIL CLOSING.......................... 22
    9.1      Conduct of Business Pending Closing............................... 22
    9.2      Negative Covenants of the Company and its Subsidiaries............ 22
    9.3      Affirmative Covenants............................................. 23
    9.4      Pursuit of Consents and Approvals................................. 24
    9.5      Exclusivity....................................................... 24

ARTICLE X:  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS........................ 24
    10.1     Representations and Warranties.................................... 24
    10.2     Performance of Covenants.......................................... 24
    10.3     Delivery of Closing Certificate................................... 25
    10.4     Opinion of Counsel................................................ 25
    10.5     Legal Matters..................................................... 25
    10.6     Authorization Documents........................................... 25


                                      (ii)



    10.7     Material Change................................................... 25
    10.8     Approvals......................................................... 25
    10.9     Employment Agreement.............................................. 25
    10.10    Consents.......................................................... 26
    10.11    Estimated Closing Date Balance Sheet.............................. 26
    10.12    Company's Subsidiaries and Options................................ 26
    10.13    Cost and Expenses................................................. 26
    10.14    Resignation of Company Boards of Directors and Officers........... 26
    10.15    Affiliated Company................................................ 26
    10.16    Other Documents................................................... 26

ARTICLE XI:  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS...................... 26
    11.1     Representations and Warranties.................................... 26
    11.2     Performance of Covenants.......................................... 27
    11.3     Delivery of Closing Certificate................................... 27
    11.4     Opinion of Counsel................................................ 27
    11.5     Legal Matters..................................................... 27
    11.6     Authorization Documents........................................... 27
    11.7     Employment Agreement.............................................. 27
    11.8     Material Change................................................... 27
    11.9     Other Documents................................................... 27

ARTICLE XII:  SURVIVAL AND INDEMNIFICATION..................................... 27
    12.1     Survival of Representations and Warranties........................ 27
    12.2     Indemnification by Seller......................................... 28
    12.3     Indemnification by Buyer.......................................... 28
    12.4     Assertion of Claims............................................... 29
    12.6     Control of Defense of Indemnifiable Claims........................ 29
    12.7     Restrictions...................................................... 30
    12.8     Records........................................................... 31

ARTICLE XIII:  TERMINATION..................................................... 31
    13.1     Termination....................................................... 31
    13.2     Effect of Termination............................................. 31

ARTICLE XIV:  MISCELLANEOUS.................................................... 32
    14.1     Costs and Expenses................................................ 32
    14.2     Performance....................................................... 32
    14.3     Benefit and Assignment............................................ 32
    14.4     Effect and Construction of this Agreement......................... 32
    14.5     Cooperation - Further Assistance.................................. 32
    14.6     Notices........................................................... 32
    14.7     Waiver, Discharge, Etc............................................ 33


                                      (iii)




    14.8     Rights of Persons Not Parties..................................... 33
    14.9     Governing Law..................................................... 33
    14.10    Amendments, Supplements, Etc...................................... 34
    14.11    Severability...................................................... 34
    14.12    Counterparts...................................................... 34
    14.13    Arbitration....................................................... 34
    14.14    Public Announcements.............................................. 34



                                      (iv)

                                 SCHEDULES & EXHIBITS

Schedule 5.3         -       Consent List of Seller
Schedule 5.4         -       Company Stock
Schedule 5.6         -       Trademarks
Schedule 5.7         -       Contracts
Schedule 5.8(a)      -       Unaudited Financial Statement
Schedule 5.8(b)      -       Unaudited Interim Financial Statements
Schedule 5.8(c)      -       Material Liabilities
Schedule 5.9         -       Material Changes
Schedule 5.10        -       Licenses, Permits, Certificates of Need
Schedule 5.11(a)     -       Liens on Personal Property
Schedule 5.11(b)     -       Leases of Personal Property
Schedule 5.12        -       Legal Proceedings
Schedule 5.13        -       Employees
Schedule 5.15(b)     -       Employee Benefit Plans
Schedule 5.15(c)     -       Employees on Leave of Absence
Schedule 5.16        -       Insurance and Surety Agreements
Schedule 5.17        -       Relationships
Schedule 5.18        -       Absence of Certain Events
Schedule 5.19        -       Compliance with Laws
Schedule 5.21        -       Tax Returns
Schedule 5.23        -       Subsidiaries, Joint Ventures, etc.
Schedule 5.25        -       Medicare and Medicaid Programs
Schedule 6.5         -       Ownership of Company Stock

Exhibit 5.29         -       Questionnaire
Exhibit 10.4         -       Opinion of Seller's Counsel
Exhibit 10.9         -       Employment Agreement
Exhibit 11.4         -       Opinion of Buyer's Counsel



                                       (v)

                           --------------------------

                            STOCK PURCHASE AGREEMENT
                           --------------------------


                  This Stock Purchase Agreement (the "Agreement") is made as of the 29th day of August, 1997, among INTEGRATED HEALTH SERVICES, INC., a Delaware corporation ("Buyer"), and GIGI JORDAN (the "Seller") and AMBULATORY PHARMACEUTICAL SERVICES, INC., a New Jersey corporation (the "Company").

                  WHEREAS, the Company is in the business of providing infusion services, including without limitation, blood fractions services and chronic infusion therapies (the "Business" or "Services"); and

                  WHEREAS, the Seller is the owner or holder of all of the issued and outstanding shares of the capital stock of the Company (the "Company Stock"); and

                  WHEREAS, Buyer wishes to acquire the Company Stock from the Seller, and the Seller wishes to sell the Company Stock to Buyer, in accordance with the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, Seller, Buyer, and Company intending to be legally bound, agree as follows:

                  ARTICLE I: SALE AND PURCHASE OF COMPANY STOCK

     1.1 SALE AND PURCHASE OF COMPANY STOCK. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Buyer shall acquire from the Seller, and the Seller shall sell, assign, transfer and convey to Buyer, the Company Stock. The number of shares of Company Stock (and the class or series of such shares) being sold by Seller is set forth on Schedule 5.4 hereto.

                           ARTICLE II: PURCHASE PRICE

     2.1 DETERMINATION AND PAYMENT OF PURCHASE PRICE. Subject to adjustment pursuant to Section 2.2 hereof, the aggregate purchase price to be paid by Buyer to the Seller for the Company Stock (the "Purchase Price"), shall be THIRTY-FOUR MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 ($34,250,000.00) DOLLARS, payable at the Closing as follows:

       (a) EIGHTEEN MILLION ONE HUNDRED TWENTY-FIVE THOUSAND ($18,125,000) DOLLARS to be paid in cash by wire transfer of immediately available funds;

       (b) SIXTEEN MILLION ONE HUNDRED TWENTY-FIVE THOUSAND ($16,125,000) DOLLARS by the delivery of newly issued shares of the Common Stock, par value $.001, of Buyer (the "IHS Stock").

     2.2 ADJUSTMENTS TO THE PURCHASE PRICE.

       (a) At the Closing, the Company shall deliver a certificate signed by its Chief Financial Officer certifying the amount of the Company's aggregate working capital (as defined herein) as of the Closing Date on a consolidated basis (the "Estimated Closing Date Working Capital"). In the event that the Estimated Closing Date Working Capital is less than $4,000,000 (the "Minimum Working Capital"), the Purchase Price payable to the Seller at Closing will be reduced on a dollar-for-dollar basis by an amount equal to the amount of such deficiency in cash. For the purposes hereof, "working capital" means the excess of current assets over current liabilities, as determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"); provided that current liabilities shall include any deferred taxes resulting from the conversion of the Company as of the Closing Date from an S-corporation to a C-corporation. Additionally, at the Closing, the Company shall deliver to Buyer the balance sheet of the Company on a consolidated basis dated as of the Closing Date, certified by the Company's Chief Financial Officer to be his or her best good faith estimate thereof (the "Estimated Closing Date Balance Sheet"). In the event that the Estimated Closing Date Balance Sheet discloses that the aggregate amount of the Company's long-term liabilities as determined in accordance with GAAP exceeds zero, the Purchase Price payable to the Seller at Closing will be reduced by an amount equal to the amount of such excess. For the purposes hereof, "long-term liability" means any liability that would be set forth as a long-term liability on a balance sheet in accordance with GAAP; provided that long-term liabilities shall include any deferred taxes resulting from the conversion of the Company as of the Closing Date from an S-corporation to a C-corporation, except that in no event will the same deferred tax amount be included as both a current liability and long-term liability.

       (b) As soon as is reasonably practicable,  but in any event within ninety
(90) days following the Closing Date, Buyer shall complete a review of the Company's Estimated Closing Date Balance Sheet. If such review reveals that the Company's working capital as of the Closing Date was less than the lesser of (i) the Minimum Working Capital, and (ii) the Estimated Closing Date Working Capital, the Purchase Price shall be deemed to have been reduced by the amount of such deficiency, and the Seller shall pay over to Buyer cash in an amount equal to such deficiency. Furthermore, if such review reveals the aggregate amount of the Company's long-term liabilities as of the Closing Date exceeded the greater of (w) zero, or (x) the amount of the Company's long-term liabilities as indicated on the Estimated Closing Date Balance Sheet, the Purchase Price shall be deemed to have been reduced by the amount of such excess, and the Seller shall deliver over to Buyer cash in an amount equal to such excess. If there shall be any dispute regarding the calculation of the working capital as of the Closing Date or the amount of long-term liabilities as of the Closing Date, such dispute shall be submitted to a mutually acceptable "big six" accounting firm other than KPMG Peat Marwick LLP and Deloitte & Touche LLP (the "Accountants") for final resolution and the party against whom the Accountants shall rule shall pay the costs and expenses of the Accountants in connection therewith.

     2.3 LIABILITIES. As of the Closing Date, the Company will not have any Liabilities other than such long-term liabilities and current liabilities as are reflected on the Estimated Closing Date Balance Sheet. For purposes of this Agreement the term "Liability" means any claim, lawsuit, liability, obligation or debt of any kind or nature whatsoever, whether absolute, accrued, due, direct or indirect, contingent or liquidated, matured or unmatured, joint or several, whether or not for a sum certain, whether for the payment of money or for the performance or observance of any obligation or condition, and whether or not of a type which would be reflected as a liability on a balance sheet in accordance with GAAP, including, without limitation (i) malpractice claims asserted by patients or any other tort claims asserted, claims for breach of contract, or any claims of any kind asserted by patients, former patients, employees or any other party that are based on acts or omissions occurring on or before the Closing Date; (ii) amounts due or that may become due to Medicare or Medicaid or any other health care reimbursement or payment intermediary on account of Medicare cost report adjustments or other payment adjustments attributable to any period on or prior to the Closing Date, or any other form of Medicare or other health care reimbursement recapture, adjustment or overpayment whatsoever, including fines and penalties, with respect to any period on or prior to the Closing Date ("Excess Reimbursement Liabilities"); (iii) any accounts payable or employment or other taxes; and (iv) accrued but unpaid compensation or other benefits to any of the Company's employees, agents, consultants or advisers, including accrued vacation.


                             ARTICLE III: IHS STOCK

     3.1 IHS STOCK. A portion of the Purchase Price equal to SIXTEEN MILLION ONE HUNDRED TWENTY-FIVE THOUSAND ($16,125,000) DOLLARS shall be payable by means of the delivery to the Seller of IHS Stock in accordance with the following:

       (a) SHARE VALUE. The number of shares of IHS Stock issuable at Closing pursuant to Section 2.1(b) shall be calculated based upon a price per share of such stock equal to the average closing NYSE price of such stock for the thirty
(30) trading day period immediately preceding the date which is two (2) trading days before the Closing Date.

       (b) REGISTRATION RIGHTS. Buyer will prepare and use its best efforts to cause to be filed and declared effective by the Securities and Exchange Commission (the "Commission") within ninety (90) days following the Closing Date, a registration statement for the registration under the Securities Act of 1933 (the "Securities Act") of the IHS Stock issued to Seller pursuant to this Agreement, and Buyer shall maintain the effectiveness of such registration statement for a period of one (1) year following the date on which it becomes effective (the "Registration Date"), or until Seller shall not own any of the IHS Stock issued pursuant to this Agreement, whichever shall occur first, in each case except to the extent that an exemption from registration would allow Seller to sell all of her stock without restrictions (other than as set forth in Section 3.1(d), below) is available.

     (c) REGISTRATION EXPENSES. Seller shall not be responsible for, and Buyer shall bear, all of the reasonable expenses of Buyer related to such registration including, without limitation, the fees and expenses of Seller's counsel in an amount of up to $5,000, the fees and expenses of its counsel and accountants, all of its other costs, fees and expenses incident to the preparation, printing, registration and filing under the Securities Act of the registration statement and all amendments and supplements thereto, the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of IHS Stock and the costs and expenses (including fees and disbursements of its counsel) incurred in connection with the qualification of IHS Stock under the Blue Sky laws of various jurisdictions. Buyer, however, shall not be required to pay underwriter's or brokerage discounts, commissions or expenses, or to pay any costs or expenses arising out of Seller's or any transferee's failure to comply with its obligations under this Article III.

     (d) RESALE LIMITATIONS. All resales of IHS Stock issued pursuant to this Agreement shall be effected solely through Smith Barney Inc., as broker, and sales by Seller and, if any, her transferees of such shares (other than transferees acquiring shares pursuant to market transactions through Smith Barney Inc. and in accordance with this subsection (d)), shall not at any time, in the aggregate, exceed Seventy Thousand (70,000) shares during any thirty (30) day period.

     (e) REGISTRATION PROCEDURES, ETC. In connection with the registration rights granted to the Seller with respect to the IHS Stock as provided in this
Section 3.1, Buyer covenants and agrees as follows:

          (i) At Buyer's expense, Buyer will keep the registration and qualification under this Section 3.1 effective (and in compliance with the Securities Act) by such action as may be necessary or appropriate until the Registration Date or for a period of one (1) year following the date on which the registration becomes effective, in each case except to the extent that an exemption from registration may be available. Buyer will immediately notify the Seller, at any time when a prospectus relating to a registration statement under this Section 3.1 is required to be delivered under the Securities Act, of the happening of any event known to Buyer as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

          (ii) Buyer shall furnish the Seller with such number of prospectuses as shall reasonably be requested.

          (iii) Buyer shall take all necessary action which may be required in qualifying or registering IHS Stock included in a registration statement for offering and sale under the securities or Blue Sky laws of such states as reasonably are requested by the Seller, provided that Buyer shall not be obligated to qualify as a foreign corporation or dealer to do business under the laws of any such jurisdiction.

          (iv) The information included or incorporated by reference in the registration statement filed pursuant to this Section 3.1 will not, at the time any such registration statement becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier filing of such registration statement or any amendments thereto. The registration statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Buyer shall indemnify the Seller of IHS Stock to be sold pursuant to the registration statement, their successors and assigns, and each person, if any, who controls such Seller within the meaning of ss.15 of the Securities Act or ss.20(a) of the Securities Exchange Act of 1934 ("Exchange Act"), against all loss, claim, damage expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or any other statute, common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in such registration statement executed by Buyer or based upon written information furnished by Buyer filed in any jurisdiction in order to qualify IHS Stock under the securities laws thereof or filed with the Commission, any state securities commission or agency, NYSE or any securities exchange; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements contained therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to Buyer by the Seller expressly for use in such registration statement, any amendment or supplement thereto or any application, as the case may be. If any action is brought against the Seller or any controlling person of the Seller in respect of which indemnity may be sought against Buyer pursuant to this subsection 3.1(e)(iv), the Seller or such controlling person shall within thirty (30) days after the receipt thereby of a summons or complaint, notify Buyer in writing of the institution of such action and Buyer shall assume the defense of such actions, including the employment and payment of reasonable fees and expenses of counsel (reasonably satisfactory to the Seller or such controlling person). The Seller or such controlling person shall have the right to employ its or her own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Seller or such controlling person unless (A) the employment of such counsel shall have been authorized in writing by Buyer in connection with the defense of such action, or
(B) Buyer shall not have employed counsel to have charge of the defense of such action, or (C) such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to Buyer (in which case, Buyer shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events the fees and expenses of not more than one additional firm of attorneys for the Seller and/or such controlling person shall be borne by Buyer. Buyer agrees promptly to notify the Seller of the commencement of any litigation or proceedings against Buyer or any of its officers, directors or controlling persons in connection with the resale of IHS Stock or in connection with such registration statement.

          (v) The Seller of IHS Stock to be sold pursuant to a registration statement, and their successors and assigns, shall severally, and not jointly, indemnify Buyer, its officers and directors and each person, if any, who controls Buyer within the meaning of ss.15 of the Securities Act or ss.20(a) of the Exchange Act against all loss, claim, damage, or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or any other statute, common law or otherwise, to the extent arising from information furnished by or on behalf of Seller, or her successors or assigns for specific inclusion in such registration statement.

     (f) NOTICE OF SALE. If the Seller desires to transfer all or any portion of IHS Stock, the Seller will deliver written notice to Buyer, describing in reasonable detail her intention to effect the transfer and the manner of the proposed transfer. If the transfer is to be pursuant to an effective registration statement as provided herein, the Seller will sell the IHS Stock in compliance with the disclosure therein and discontinue any offers and sales thereunder upon notice from Buyer that the registration statement relating to the IHS Stock being transferred is not "current" until Buyer gives further notice that offers and sales may be recommenced. In the event of any such notice from Buyer, Buyer agrees to file expeditiously such amendments to the registration statement as may be necessary to bring it current during the period specified in Section 3.1(b) and to give prompt notice to the Seller when the registration statement has again become current. If the Seller delivers to Buyer an opinion of counsel reasonably acceptable to Buyer and its counsel and to the effect that the proposed transfer of IHS Stock may be made without registration under the Securities Act, the Seller will be entitled to transfer IHS Stock in accordance with the terms of the notice and opinion of their counsel.

     (g) FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Buyer to take any action pursuant to this Article III that the Seller shall furnish to the Buyer such information regarding herself, the IHS Stock held by her, and the intended method of disposition of such securities as shall be required to effect the registration of her IHS Stock. In that connection, each transferee of Seller shall be required to represent to the Buyer that all such information which is given is both complete and accurate in all material respects. Seller shall deliver to the Buyer a statement in writing from the beneficial owners of such securities that they bona fide intend to sell, transfer or otherwise dispose of such securities. Each transferee will, severally, promptly notify IHS at any time when a prospectus relating to a registration statement covering such transferee's shares under this Section 3.1 is required to be delivered under the Securities Act, of the happening of any event known to such transferee as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the statements as then existing.

     (h) INVESTMENT REPRESENTATIONS. All shares of IHS Stock to be issued hereunder will be newly issued shares of Buyer. The Seller represents and warrants to Buyer that the IHS Stock being issued hereunder is being acquired, and will be acquired, by the Seller for investment for her own account and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act or the applicable state securities law; the Seller acknowledges that the IHS Stock constitutes restricted securities under Rule 144 promulgated by the Commission pursuant to the Securities Act, and may have to be held indefinitely, and the Seller agrees that no shares of IHS Stock may be sold, transferred, assigned, pledged or otherwise disposed of except pursuant to an effective registration statement or an exemption from registration under the Securities Act, the rules and regulations thereunder, and under all applicable state securities laws. The Seller has the knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of the investment, and is able to bear the economic risk of such investment. The Seller has had the opportunity to make inquiries of and obtain from representatives and employees of Buyer such other information about Buyer as she deems necessary in connection with such investment. Buyer will file all Exchange Act reports on a timely basis, including any permitted extensions.

     (i) LEGEND. It is understood that, prior to sale of any shares of IHS Stock pursuant to an effective registration pursuant to subsection (b) above, the certificates evidencing such shares of IHS Stock shall bear the following (or a similar) legend (in addition to any legends which may be required in the opinion of IHS's counsel by the applicable securities laws of any state), and upon sale of such shares pursuant to such an effective registration, new certificates shall be issued for the shares sold without such legends except as otherwise required by law.

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

     (j) CERTAIN TRANSFEREES. Prior to the effective date of registration of the IHS Stock, no transferee shall transfer any shares of IHS Stock to any person or entity unless such transferee shall have agreed in writing to be bound by the provisions applicable to the Seller under this Article III.

                             ARTICLE IV: THE CLOSING

     4.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall be held as promptly as practicable, but not more than seven (7) business days following the satisfaction of all conditions precedent specified in this Agreement, including receipt of all necessary regulatory approvals, unless duly waived by the party entitled to satisfaction thereof. The Closing shall take place at the offices of the Buyer, or at such other time and place upon which the parties may agree. The date on which the Closing is held is hereinafter called the "Closing Date."


           ARTICLE V: REPRESENTATIONS AND WARRANTIES OF THE SELLER AND
                                     COMPANY

     The Company and the Seller hereby jointly and severally represent and warrant to Buyer as follows (it being understood that, for the purposes of this Article V, except where the content would otherwise require, "Company" shall be deemed to refer collectively to the Company and any subsidiaries listed on
Schedule 5.23 and "to the knowledge of the Company" shall be deemed to refer collectively to the Company's knowledge and the Seller's knowledge):

     5.1 ORGANIZATION AND STANDING OF THE COMPANY. The Company and NJ Medical Corporation are corporations duly organized, validly existing and in good standing under the laws of the State of New Jersey. Copies of the Company's Articles of Incorporation and ByLaws, and all amendments thereof to date, have been delivered to Buyer and are complete and accurate. The Company has the power and authority to own the property and assets now owned by it and to conduct the business presently being conducted by it. The Company is qualified to do business as a foreign corporation in each state where the ownership of its assets or the conduct of its business renders such qualification necessary.

     5.2 ABSENCE OF CONFLICTING AGREEMENTS. Neither the execution or delivery of this Agreement including all Schedules and Exhibits hereto, or any of the other instruments and documents required or contemplated hereby and thereby ("Transaction Documents") by the Company, nor the performance by Seller and the Company of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default under (i) the Articles of Incorporation or By-Laws of the Company; or (ii) any applicable law, rule, judgment, order, writ, injunction, or decree of any court, currently in effect, provided that the consents set forth in Schedule 5.3 are obtained prior to the Closing; or (iii) any applicable rule or regulation of any administrative agency or other governmental authority currently in effect; or (iv) any material agreement, indenture, contract or instrument to which the Company is now a party or by which any of the assets of the Company is bound.

     5.3 CONSENTS. Except as set forth in Schedule 5.3, no authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by the Seller or the Company.

     5.4 COMPANY STOCK. Schedule 5.4 sets forth a complete list and description of the authorized capital stock of the Company and the number of shares issued and outstanding of each class or series of such capital stock. No shares of the Company Stock are held in the treasury of the Company. The Seller is the record owner of all of the issued and outstanding shares of the Company Stock and all of such stock is duly authorized, validly issued, and fully paid and non-assessable. On the Closing Date, there will be no preemptive or first refusal rights to purchase or otherwise acquire from the Company or Seller shares of capital stock of the Company pursuant to any provision of law or the Articles of Incorporation or By-Laws of the Company or by agreement or otherwise. On the Closing Date there shall not be outstanding any warrants, options, or other rights to subscribe for or purchase from any of the Company any shares of capital stock of the Company, nor shall there be outstanding any securities convertible into or exchangeable for such shares.

     5.5 ASSETS. As of the Closing Date, the consolidated assets of the Company (the "Assets") will include its ownership interest in all of its current operating subsidiaries, as well as all of the tangible and intangible assets necessary to operate the Business of the Company and its subsidiaries as presently constituted, including, without limitation, all contract rights, leasehold interests, fixed and moveable equipment, vehicles, furnishings, tangible personal property, inventory and supplies (other than inventory, supplies, and other assets disposed of in the ordinary course of business, consistent with prior practice), goodwill, trade names, trademarks, all patient records, books and files, Certificates of Need, Medicare and Medicaid provider agreements and provider numbers; provider agreements with third party payors, telephone numbers, and to the extent permitted by law, all permits, licenses and other governmental approvals. The Assets of the Company as of the Closing Date shall also include cash, accounts receivable, and prepaid expenses. The Assets shall not include inventory, supplies and other assets disposed of in the ordinary course of business, consistent with the prior practice of the Company's business. The quantities of inventory items included in the Assets are reasonable in light of the present and anticipated volume of the Company's business and the inventory is good, usable, merchantable, and salable in the ordinary course of the Company's business, in each case, as determined by the Company in good faith and consistent with past practice. The accounts receivable of the Company are reflected properly on its books and records in accordance with GAAP, and have been billed or invoiced in the ordinary course of business consistent with past practice. The Assets are not subject to any Liens (as defined in Section 5.11), except for Permitted Liens (as defined in Section 5.11).

     5.6 TRADEMARKS. Schedule 5.6 sets forth a complete and accurate list of all trademarks, service marks, or applications for any of the same, copyrights, and other items of intellectual property that are owned, possessed or used by the Company. There are no claims or proceedings pending or, to the knowledge of the Company, overtly threatened against the Company asserting that the use of any of the aforementioned properties or rights infringes the rights of any other person, and, to the knowledge of the Seller and Company, the Company is not infringing on the intellectual property rights of any other person.

     5.7 CONTRACTS. Schedule 5.7 sets forth a complete and accurate list of all agreements, contracts and commitments of the following type to which the Company is a party or by which the Company or any of the Company's assets is bound or as to which the Company has any outstanding material obligations as of the date hereof (the "Contracts"):

       (a) each contract or agreement for the employment or retention of, or collective bargaining, severance or termination agreement with, any director, officer, employee, consultant, agent or group of employees of the Company;

       (b) each profit sharing, thrift, bonus, incentive, deferred compensation,
stock   option,   stock   purchase,    severance   pay,   pension,   retirement,
hospitalization, insurance or other similar plan, agreement or arrangement;

       (c) each agreement or arrangement for the purchase or sale of any of the Company's assets, properties or rights outside the ordinary course of business (by purchase or sale of assets, purchase or sale of stock, merger or otherwise) which is currently in effect which involves consideration of more than $25,000;

       (d) each contract currently in effect which contains any provisions requiring the Company to indemnify or act for, or guarantee the obligation of, any other person or entity;

       (e) each agreement restricting the Company from conducting business anywhere in the world;

       (f) each partnership or joint venture contract or similar arrangement or agreement which involves a sharing of profits or future payments with respect to the Company's business or any portion thereof;

       (g) each licensing, distributor, dealer, franchise, sales or manufacturer's representative, agency, purchasing, supply, and rebate or other similar contract, arrangement or commitment which involves consideration of more than $15,000;

       (h) each contract under which the Company performs the Services;

       (i) each lease of real property; or

       (j) any other agreement not made in the ordinary and normal course of business which involves consideration of more than $15,000.

     Except as indicated on Schedule 5.7, each of the Contracts was entered into and requires performance in the ordinary course of business and is in full force and effect. The Company is not in material default under any Contract and there has not been asserted, either by or against the Company under any Contract, any written notice of default, set-off or claim of default. To the knowledge of the Company, the parties to the Contracts other than the Company are not in material default of any of their respective obligations under the Contracts, and there has not occurred any event which with the passage of time or the giving of notice (or both) would constitute a material default or material breach under any Contract. All amounts payable under the Contracts are, or will at the Closing Date, be on a current basis. Except as set forth on Schedule 5.7, the change of control in the Company to Buyer will not be deemed an assignment of, or require consent under, any Contract.

     5.8 FINANCIAL STATEMENTS.

       (a) The unaudited consolidated balance sheet of the Company as of December 31, 1996, and the related statements of operations for the year then ended, annexed hereto as Schedule 5.8(a) (the "Unaudited Financial Statement"), presents fairly in all material respects the financial condition and results of operations of the Company at and for the period then ended specified and were prepared in accordance with GAAP.

       (b) The unaudited consolidated monthly statements of operations of the Company for each calendar month since January 1, 1997, and the unaudited consolidated balance sheet of the Company as of July 31, 1997, annexed hereto as
Schedule 5.8(b) (the "Unaudited Interim Financial Statements"), present fairly in all material respects the financial condition and results of operations of the Company at and for the periods therein specified (except for normal year-end adjustments and such statements do not contain footnote disclosure) and were prepared in accordance with GAAP.

       (c) Except as set forth on Schedule 5.8(c) or as expressly set forth on the Unaudited Interim Financial Statements, the Company has no material non-recurring or extraordinary income or expense reduction not identified therein or material liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any guarantees of any obligations of any other person or entity) of any kind or nature whether or not required by GAAP to be reflected on a consolidated balance sheet and/or the notes thereto, except for current trade payables incurred since the date of the Unaudited Interim Financial Statements in the ordinary course of business consistent with past practice.

     5.9 MATERIAL CHANGES. Except as noted on Schedule 5.9, between the date of the Unaudited Financial Statement and the date of this Agreement, there has not been any material adverse change in the condition (financial or otherwise) of the Company or any damage or destruction of any of the Company's Assets or its place of business by fire or other casualty, whether or not covered by insurance, and during such period of time the Company has conducted its business in the ordinary and normal course. Seller has identified and communicated to Buyer all material information with respect to this transaction.

     5.10 LICENSES; PERMITS; CERTIFICATES OF NEED. Schedule 5.10 sets forth a description of (a) all material licenses and other governmental or other regulatory permits, authorizations or approvals required for the operation of the Company's business that are now in effect, including all certificates of occupancy issued with respect to the Company's business; and (b) all Certificates of Need issued with respect to the Company and its subsidiaries that are now in effect (a "License" and collectively, the "Licenses"). The Licenses constitute all of the material governmental, quasi-governmental and regulatory licenses, permits and authorizations necessary to the operation of the businesses of the Company and its subsidiaries as they are operated on the date hereof. The Company has delivered to Buyer copies of all of the Licenses. The Company and its subsidiaries own, possess or otherwise have the exclusive legal right to use the Licenses (subject to the terms thereof) , free and clear of all liens, pledges, claims or other encumbrances of any nature whatsoever. The Company is not in material default under any such License, and the Company and its subsidiaries have not received any notice of any material default or any other material claim or proceeding relating to any such License. Each License is in full force and effect, and neither the Company nor any of its subsidiaries has received written notice of any proceeding to terminate or suspend any License or of any condition or event which, if uncured, would result in the termination or suspension of any License. None of the Licenses are: (a)
provisional, probationary, or restricted in any way except to the extent qualified by any outstanding deficiencies or citations, particulars of which have been set forth on Schedule 5.10; or (b) subject to any investigation, cancellation, impairment, limitation, order, complaint, proceeding, or suspension nor is such threatened or pending. No Seller, director or officer, employee or former employee of the Company, or any person, firm or corporation other than the Company owns or has any proprietary, financial or other interest, direct or indirect (other than through the Company), in whole or in part in any of the Licenses.

     5.11 TITLE, CONDITION OF PERSONAL PROPERTY.

       (a) Except for the liens listed and described on Schedule 5.11(a), the Company has good and marketable title to all of the personal property owned by the Company located at its places of business or used in connection with the operation of its businesses, subject to no mortgage, security interest, pledge, lien, claim, encumbrance or charge, or restraint on transfer whatsoever (the "Liens") other than Permitted Liens (as defined below) and except for personal property leased by the Company as set forth on Schedule 5.11(b). No other person has any right to the use or possession of any of such property which is owned and, except as set forth on Schedule 5.11(a), no currently effective financing statement with respect to such personal property has been filed under the Uniform Commercial Code in any jurisdiction, and the Company has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement. All of such personal property comprising equipment, improvements, furniture and other tangible personal property in use by the Company, whether owned or leased, is in good operating condition and repair, subject to normal wear and tear, and is sufficient to enable the Company to operate its business in a manner consistent with its operation during the immediately preceding twelve (12) months.

     (b) Except as set forth on Schedule 5.11(b), no tangible personal property used by the Company in connection with the operation of its business is subject to a lease, conditional sale or similar arrangement. The Company has delivered to Buyer a complete and correct copy of each of the leases and other agreements listed on Schedule 5.11(b). The Company has a valid leasehold interest in all of the property covered by any leases included on Schedule 5.11(b). All of said personal property leases are valid, binding and enforceable in accordance with their respective terms and are in full force and effect, subject to bankruptcy, insolvency, and other similar laws or equitable principles affecting the enforcement of creditors rights generally. The Company is not in material default under any of such leases and there has not been asserted, either by or against the Company under any of such leases, any written notice of default, set-off, or claim of default. To the best knowledge of Seller and the Company, the parties to such leases other than the Company are not in default of their respective obligations under any of such leases, and there has not occurred any event which with the passage of time or giving of notice (or both) would constitute such a default or breach under any of such leases.

     (c) "Permitted Liens" shall mean:

       (i) carriers', warehouseman's, mechanics, materialmen's, repairmen's or other like liens arising in the ordinary course of business which are (i) not overdue for a period of more than 30 days or (ii) which are being contested in good faith and by appropriate proceedings, provided that if such contest shall continue for more than 30 days, the amount thereof shall be bonded or properly reserved against at the end of such 30-day period;

       (ii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business;

       (iii) rights of lessors under leases set forth on Schedule 5.11(b);

       (iv) pledges or deposits in connection with worker's compensation, unemployment insurance, and other social security legislation;

       (v) taxes not yet due or those taxes being contested.

     5.12 LEGAL PROCEEDINGS. Other than as set forth on Schedule 5.12, there are no claims, actions, suits or proceedings or arbitrations, either administrative or judicial, pending, or, to the knowledge of the Company, overtly threatened against or affecting the Company, or the Company's ability to consummate the transactions contemplated herein, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind.

     5.13 EMPLOYEES. Attached hereto as Schedule 5.13 is the payroll report of the Company dated as of August 10, 1997, indicating the names, positions, and compensation of each of its employees. All of such information is materially correct as of such date and there has been no material changes since then. To the knowledge of Seller and Company, none of the employees, while in the employ of the Company, has ever had his or her professional license or certification denied, suspended, revoked, terminated, or voluntarily relinquished under threat of disciplinary action, or has ever been restricted in any way from performing the duties he or she is to provide for the Company, and there is no proceeding pending, or threatened, pursuant to which any of the foregoing may occur.

     5.14 COLLECTIVE BARGAINING, LABOR CONTRACTS, EMPLOYMENT PRACTICES, ETC. During the two years prior to the Closing Date, there has been no material adverse change in the relationship between the Company and its employees nor any strike or material labor disturbance by such employees affecting the Company's business and, to the knowledge of the Company, there is no indication that such a change, strike or labor disturbance is threatened. The Company's employees are not represented by any labor union or similar organization and the Company has no reason to believe that there are pending or threatened any activities, the purpose of which is to achieve such representation, of all or some of the Company's employees. Except as set forth on Schedule 5.7 or Schedule 5.15(b), the Company has no collective bargaining or other labor contracts, employment contracts, pension, profit-sharing, retirement, insurance, bonus, deferred compensation or other employee benefit plans, agreements or arrangements with respect to their employees. The Company is in material compliance with the requirements prescribed by all Federal, state and local statutes, orders and governmental rules and regulations ("Government Requirements") applicable to any of the employee benefit plans, agreements and arrangements identified on
Schedule 5.7 and Schedule 5.15(b), including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act of 1988, any such Government Requirements respecting employment determination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor management relations and unemployment insurance, or related matters and there are no threatened or pending claims relating thereto, in each case. In the event of termination of employment of an employee of the Company, the Company will not, after the Closing, pursuant to any agreement with Seller or the Company or by reason of any representation made or plan adopted by Seller or the Company prior to the Closing, be liable to any employee of the Company for so-called "severance pay", parachute payments or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to the continuation health care provisions of Section 4980B of the Internal Revenue Code of 1986, as amended or Section 601 through 608 of ERISA ("COBRA")), insurance benefits, accrued vacation and sick days, except as properly accrued for on the Estimated Closing Date Balance Sheet in accordance with GAAP.

     5.15 ERISA.

       (a) The Company does not maintain or make contributions to and have not at any time in the past maintained or made contributions to, any employee benefit plan which is subject to the minimum funding standards of ERISA. The Company does not now maintain or make contributions to, and has not at any time in the past maintained or made contributions to, any multi-employer plan subject to the terms of the Multi-employer Pension Plan Amendment Act of 1980 (the "Multi-employer Act").

       (b) Schedule 5.15(b) sets forth each severance agreement, and each plan, agreement or arrangement, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any commitment arising under severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of ERISA maintained by the Company for any employees of the Company, or with respect to which the Company has liability with respect to any employees of the Company, or make or have an obligation to make contributions on behalf of employees of the Company ("Plans").

       (c) Schedule 5.15(c) identifies all employees of the Company on leave of absence eligible to receive health benefits, as required by COBRA. Notice of the availability of COBRA coverage has been provided to all employees of the Company on leave of absence entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

     5.16 INSURANCE AND SURETY AGREEMENTS. Schedule 5.16 contains a true and accurate list of: (a) all policies of fire, liability and other forms of insurance held or owned by the Company (including but not limited to medical malpractice insurance, and any state sponsored plan or program for worker's compensation); and (b) all bonds, indemnity agreements and other agreements of suretyship made for or held by the Company, including a brief description of the character of the bond or agreement and the name of the surety or indemnifying party. Schedule 5.16 sets forth for each such insurance policy the name of the insurer, the amount of coverage, the type of insurance, the policy number, the annual premium and a brief description of the nature of insurance included under each such policy and of any claims made thereunder during the past two years. Such policies are owned by and payable solely to the Company, and said policies or renewals or replacements thereof will be outstanding and duly in force at the Closing Date. All insurance policies listed on Schedule 5.16 are in full force and effect, all premiums due on or before the Closing Date have been or will be paid, financed or accrued on or before the Closing Date. The Company has not been advised by any of its insurance carriers of an intention to terminate or modify any such policies other than under circumstances where the Company has received a commitment for a replacement policy, nor has the Company failed to comply with any of the material conditions contained in any such policies.

     5.17 RELATIONSHIPS. Except as disclosed on Schedule 5.17 hereto, the Seller has not and no partner or any affiliate of Seller has, or at any time within the last two (2) years has had, a material ownership interest in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, business relationships or arrangements of any kind relating to the operation of the Company or its businesses.

     5.18 ABSENCE OF CERTAIN EVENTS. Except as set forth on Schedule 5.18, since the date of the Unaudited Financial Statement, the Company has not, and from the date of this Agreement through the Closing Date the Company will not have:

       (a) sold, assigned or transferred any of their assets or properties, except in the ordinary course of business;

       (b) mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance of any nature whatsoever, other than a Permitted Lien, any of the Company's assets;

       (c) made or suffered any termination of any Services contract;

       (d) sold or assigned, or made or suffered any termination of any Contract, or made or suffered any modification or amendment of any Contract except for terminations, modifications and amendments of Contracts made in the ordinary course of business consistent with past practice and which would not adversely affect earnings or otherwise be material, and the Seller and Company have not received notice (written or oral) and have no knowledge that any Contract has been terminated or will be terminated or modified or amended (as aforesaid);

       (e) except in the ordinary course of business, or otherwise as necessary to comply with any applicable minimum wage law, increased the salaries or other compensation of any of their employees, or made any increase in, or any additions to, other benefits to which any of such employees may be entitled;

       (f) failed to pay or discharge when due any liabilities, the failure to pay or discharge which has caused or will cause any actual damage or give rise to the risk of a loss to the Company;

       (g) changed any of the accounting principles followed by the Company or the methods of applying such principles; and

       (h) entered into any transaction other than in the ordinary course of business involving consideration in excess of $15,000.

     5.19 COMPLIANCE WITH LAWS. The Company is in compliance in all material respects with all Governmental Requirements (as defined herein). Except for notices of non-compliance as to which the Company has taken corrective action acceptable to the applicable governmental agency, and as set forth in Schedule 5.19, the Company has not, within the period of twelve months preceding the date of this Agreement, received any written notice that the Company or any of the Assets fail to comply in any material respect with any applicable Federal, state, local or other governmental laws or ordinances, or any applicable order, rule or regulation of any Federal, state, local or other governmental agency having jurisdiction over their businesses ("Governmental Requirements"). The Company shall report to Buyer, within five (5) business days after receipt thereof, any written notices that the Company is not in compliance in any material respect with any of the foregoing.

     5.20 FINDERS. No broker or finder has acted for the Seller or the Company in connection with the transactions contemplated by this Agreement, and no other broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with the Seller or the Company.

     5.21 TAX RETURNS.

       (a) Except as set forth in Schedule 5.21, (i) all Tax (as defined below) returns, statements, reports and forms or extensions with respect thereto required to be filed with any Federal, state, local or other governmental department or court or other authority having jurisdiction over it ("Governmental Authority") on or before the Closing Date by or on behalf of the Company (collectively, the "Tax Returns"), have been or will be timely filed on or before the Closing Date in accordance in all material respects with all applicable Governmental Requirements; and (ii) the Company has timely paid all Taxes payable by them.

       (b) For purposes of this Agreement, "Tax" means any net income, gross income, sales, use, franchise, personal, employment, pension or real property tax.

     5.22 ENCUMBRANCES CREATED BY THIS AGREEMENT. The execution and delivery of this Agreement, or any of the Company's Transaction Documents, does not, and the consummation of the transactions contemplated hereby or thereby will not, create any liens or other encumbrances on any of the Company's assets in favor of third parties.

     5.23 SUBSIDIARIES AND JOINT VENTURES. Schedule 5.23 sets forth a complete list of all subsidiaries, joint ventures and partnerships in which the Company is a record or beneficial owner. All of the issued and outstanding capital stock of the subsidiaries listed on Schedule 5.23 hereto is owned of record or beneficially by the Company or by one of the listed subsidiaries on Schedule 5.23.

     5.24 NO UNTRUE STATEMENT. The representations and warranties made pursuant to this Agreement taken as a whole do not contain any untrue statement of material fact or omit to state a material fact necessary, in light of the circumstance under which it was made, in order to make the representations not misleading in any material respect.

     5.25 MEDICARE AND MEDICAID PROGRAMS. The Company, to the extent necessary to conduct its business in a manner consistent with past practice, is qualified for participation in the Medicare and Medicaid programs. Except as reflected on
Schedule 5.25, (a) neither the Seller nor the Company has received any notice of recoupment with respect to the Company's operations from the Medicare or Medicaid programs, or any other third party reimbursement source, (b) there is no basis for the assertion after the Closing Date of any such recoupment claim against Buyer, Company or Seller which arose out of any transactions on the part of the Company prior to the Closing or against Seller for which Buyer will be liable, and (c) to the knowledge of Seller and the Company, no Medicare and Medicaid investigation, survey or audit is pending, threatened or imminent with respect to the operation of the Company prior to the Closing.

     5.26 LEASEHOLD INTERESTS. Each of the Company and its subsidiaries has valid leasehold interests in all real property, subject to leases, identified on
Schedule 5.7(i), free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, except for Permitted Liens.

     5.27 POWER AND AUTHORITY. The Company has all requisite power and authority to execute, deliver and perform this Agreement, and as of the Closing, the Company and Seller will have all requisite power and authority to execute and deliver the Transaction Documents required to be delivered by each party to the Buyer at the Closing.

     5.28 BINDING EFFECT. This Agreement and all Transaction Documents executed by the Company constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     5.29 QUESTIONNAIRES. The health care law questionnaire heretofore delivered to the Company by Buyer (the "Questionnaire") will be attached hereto as Exhibit
5.29 and will as of the Closing Date have been accurately completed and will not contain any material misstatement of any fact and will not omit any fact that would have to be stated in order not to render any response to such questionnaire materially misleading.

     5.30 QUESTIONABLE PAYMENTS. The Company nor any shareholder, director, officer, controlling person or employee of Company, and no affiliate of any Company, (a) has used any corporate funds of Company to make any illegal or unlawful payment to any officer, employee, representative, agent of any government, or to any political party or official thereof, including, without limitation, any of same that would violate the Foreign Corrupt Practices Act of 1977, as amended; or (b) has made or received any illegal payment, bribe, kickback, political contribution or other similar questionable payment for any referrals or recommendations or otherwise in connection with the operation of the Company's business.

              ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller hereby represents and warrants to Buyer as follows:

     6.1 AUTHORITY. Seller has the full legal power and authority to make, execute, deliver and perform this Agreement and the Transaction Documents. Such execution, delivery, performance and consummation has been duly authorized by all necessary action, corporate or otherwise, on the part of Seller, and any necessary consents of holders of indebtedness of Seller have been obtained.

     6.2 BINDING EFFECT. This Agreement and all Transaction Documents executed by Seller constitute the legal, valid and binding obligations of the Seller, enforceable against Seller in accordance with their respective terms.

     6.3 ABSENCE OF CONFLICTING AGREEMENTS. Neither the execution or delivery of this Agreement or any of the Transaction Documents by Seller nor the performance by Seller of the transactions contemplated hereby and thereby conflicts with, or constitutes a breach of or a default under (i) any law, rule, judgment, order, writ, injunction, or decree of any court currently in effect applicable to Seller, or (ii) any rule or regulation of any administrative agency or other governmental authority currently in effect applicable to Seller, or (iii) any material agreement, indenture, contract or instrument to which such party is now a party or by which any of the assets of Seller is bound.

     6.4 CONSENTS. No authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by Seller.

     6.5 OWNERSHIP OF COMPANY STOCK. Except as disclosed on Schedule 6.5 hereto, Seller is the lawful record and beneficial owner of all of the Company Stock shown as owned by Seller in Schedule 5.4, with good and indefeasible title thereto, free and clear of all liens and encumbrances, claims and other charges thereon of any kind. Seller has the full legal power to transfer and deliver such Company Stock in accordance with this Agreement, and delivery of such Company Stock to Buyer pursuant hereto will convey good and indefeasible title thereto, free and clear of all liens and encumbrances, claims and other charges thereon or any kind. The shares of Company Stock indicated on Schedule 5.4 as being owned by the Seller constitute all of the issued and outstanding shares of the capital stock of the Company.

              ARTICLE VII: REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Company and the Seller as follows:

     7.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     7.2 POWER AND AUTHORITY. Buyer has the corporate power and authority to execute, deliver and perform this Agreement, and as of the Closing, Buyer will have the corporate power and authority to execute and deliver the Transaction Documents required to be delivered by it to the Seller at the Closing.

     7.3 BINDING AGREEMENT. This Agreement and all Transaction Documents executed by Buyer constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms.

     7.4 ABSENCE OF CONFLICTING AGREEMENTS. Neither the execution or delivery of this Agreement or any of the Transaction Documents by Buyer nor the performance by the Buyer of the transactions contemplated hereby and thereby conflicts with, or constitutes a breach of or a default under (i) the formation documents of the Buyer, or (ii) any law, rule, judgment, order, writ, injunction, or decree of any court currently in effect applicable to Buyer, or (iii) any rule or regulation of any administrative agency or other governmental authority currently in effect applicable to Buyer, or (iv) any material agreement, indenture, contract or instrument to which the Buyer is now a party or by which any of the assets of the Buyer is bound.

     7.5 CONSENTS. No authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by Buyer.

     7.6 SECURITIES AND EXCHANGE COMMISSION FILINGS. Buyer has made available to the Seller a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Buyer with the Commission on or after January 1, 1997 (the "SEC Documents"), which are all the documents (other than preliminary material) that Buyer was thereon required to file with the SEC on or after January 1, 1997. As of their respective dates, none of the SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statements or omissions of a material fact necessary so as not to render the statements therein misleading, in light of the circumstances under which they were made, and the SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be. The financial statements of the Buyer included in the SEC Documents complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     7.7 MATERIAL CHANGES. Since the Form 10-Q (as defined below), there has not been any material adverse change in the condition (financial or otherwise) of the Buyer or any material damage or destruction of any of the Buyer's material assets or its place of business by fire or other casualty, whether or not covered by insurance, and during such period of time the Buyer has conducted its business in the ordinary and normal course. Buyer is willing to make itself available to identify and communicate to Seller all material information with respect to any fact or condition that is reasonably likely to adversely affect the future prospects (financial or otherwise) of the Buyer.

     7.8 FINDERS. No broker or finder has acted for the Buyer in connection with the transactions contemplated by this Agreement, and no other broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with the Buyer.

     7.9 CAPITAL STOCK. Buyer's Form 10-Q filed with the Commission with respect to the fiscal quarter ended June 30, 1997 (the "Form 10-Q"), sets forth a true and complete description of the authorized and outstanding shares of capital stock of Buyer as of such date. All outstanding shares of IHS Stock are validly issued, fully paid and non-assessable and not subject to preemptive rights. Buyer has duly authorized and reserved for issuance the IHS Stock, and, when issued in accordance with the terms of Article III, the IHS Stock will be validly issued, fully paid and nonassessable and free and clear of preemptive rights, liens, encumbrances, claims and other charges thereon.

     7.10 COMPLIANCE WITH LAWS. The Buyer is in compliance in all material respects with all Governmental Requirements (as defined in Section 5.19) except where the failure to be in compliance could reasonably be expected to have a material adverse effect on the Buyer and its subsidiaries collectively. Except for notices of non-compliance as to which the Buyer has taken corrective action acceptable to the applicable governmental agency or which would not reasonably be expected to have a material adverse effect on the Buyer and its subsidiaries collectively, the Buyer has not, within the period of twelve months preceding the date of this Agreement, received any written notice that the Buyer or any of the assets fail to comply in any material respect with any applicable Federal, state, local or other governmental laws or ordinances, or any applicable order, rule or regulation of any Federal, state, local or other governmental agency having jurisdiction over their businesses.

     7.11 QUESTIONABLE PAYMENTS. Neither the Buyer nor any shareholder, director, officer, controlling person or employee of Buyer, and no affiliate of Buyer, (a) has used any corporate funds of Buyer to make any illegal or unlawful payment to any officer, employee, representative, agent of any government, or to any political party or official thereof, including, without limitation, any of same that would violate the Foreign Corrupt Practices Act of 1977, as amended; or (b) has made or received any illegal payment, bribe, kickback, political contribution or other similar questionable payment for any referrals or recommendations or otherwise in connection with the operation of the Buyer's business which could reasonably be expected to have a material adverse effect on the Buyer and its subsidiaries collectively.

           ARTICLE VIII: INFORMATION AND RECORDS CONCERNING THE OTHER
                                     PARTIES

     8.1 BUYER'S ACCESS TO INFORMATION AND RECORDS BEFORE CLOSING. Prior to the Closing Date, Buyer may make, or cause to be made, such investigation of the Company's (it being understood that, for the purpose of this Article VIII, "Company" shall be deemed to refer collectively to the Company and its subsidiaries listed on Schedule 5.23) financial and legal condition as Buyer deems necessary or advisable to familiarize itself with the Company and/or matters relating to its history or operation. The Company shall permit Buyer and its authorized representatives (including legal counsel and accountants), to have full access to the Company's books and records upon reasonable notice and during normal business hours, and the Company will furnish, or cause to be furnished, to Buyer such financial and operating data and other information and copies of documents with respect to the Company's products, services, operations and assets as Buyer shall from time to time reasonably request. The documents to which Buyer shall have access shall include, but not be limited to, the Company's tax returns and related work papers since their inception; and the Company shall make, or cause to be made, extracts thereof as Buyer or their representatives may request from time to time to enable Buyer and their representatives to investigate the affairs of the Company and the accuracy of the representations and warranties made in this Agreement. The Company shall cause their accountants to cooperate with Buyer and to disclose the results of audits relating to the Company and to produce the working papers relating thereto. Without limiting any of the foregoing, it is agreed that Buyer will have full access to any and all agreements between and among the previous and current shareholders regarding their ownership of shares or the management or operation of the Company.

     8.2 SELLER'S AND COMPANY'S ACCESS TO INFORMATION AND RECORDS BEFORE CLOSING. Prior to the Closing Date, Buyer shall make available to Seller and Company any public information related to the Buyer and provide access to the senior management of Buyer.


              ARTICLE IX: OBLIGATIONS OF THE PARTIES UNTIL CLOSING

     9.1 CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Closing, the Company and its subsidiaries shall maintain their existence and shall conduct their businesses in the customary and ordinary course of business consistent with past practice.

     9.2 NEGATIVE COVENANTS OF THE COMPANY AND ITS SUBSIDIARIES. Without the prior written approval of Buyer, neither the Company nor any of its subsidiaries shall, between the date hereof and the Closing:

       (a) cause or permit to occur any of the events or occurrences described in Section 5.18 (Absence of Certain Events) of this Agreement;

       (b) dissolve, merge or enter into a share exchange with or into any other entity;

       (c) enter into any contract or agreement with any union or other collective bargaining representative representing any employees without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

       (d) sell off any Assets other than in the ordinary course of business; or

       (e) make any change to their by-laws or articles of incorporation.

     9.3 AFFIRMATIVE COVENANTS. Between the date hereof and the Closing, the Company and each of its subsidiaries shall:

       (a) maintain their businesses in substantially the same state of repair, order and condition as on the date hereof consistent with past practices, reasonable wear and tear or loss by casualty excepted;

       (b) maintain in full force and effect all material Licenses currently in effect with respect to their businesses unless such License is no longer necessary for the operation of the Company and its subsidiaries;

       (c) maintain in full force and effect the insurance policies and binders currently in effect, or the replacements thereof, including without limitation those listed on Schedule 5.16;

       (d) utilize their reasonable efforts to preserve intact the present business organization of the Company and its subsidiaries; keep available the services of the Company's and its subsidiaries' present employees and agents; and maintain the Company's and its subsidiaries' relations and goodwill with suppliers, employees, affiliated medical personnel and any others having business relating to the Company and its subsidiaries;

       (e) maintain all of the books and records in accordance with their past practices;

       (f) comply in all material respects with all provisions of the Contracts listed in Schedule 5.7 and with any other material agreements that the Company and its subsidiaries have entered into in the ordinary course of business since the date of this Agreement, and comply in all material respects with the provisions of all material laws, rules and regulations applicable to the Company's and its subsidiaries' businesses;

       (g) cause to be paid when due, all taxes, assessments and charges or levies imposed upon them or on any of their properties for which they are required to withhold and pay over, other than their being contested in good faith;

       (h) promptly advise Buyer in writing of the threat or commencement against the Company and its subsidiaries of any claim, action, suit or proceeding, arbitration or investigation or any other event that would materially adversely affect the operations, properties, assets or prospects of the Company and its subsidiaries; and

       (i) notify the Buyer in writing of any event involving the Company and its subsidiaries which has had or may be reasonably expected to have a material adverse effect on the business or financial condition of the Company and its subsidiaries or may involve the loss of contracts which involve revenues of more than $50,000 per year individually or $250,000 per year in the aggregate with any of the Company's or its subsidiaries' customers.

     9.4 PURSUIT OF CONSENTS AND APPROVALS. Prior to the Closing, Buyer shall use its reasonable efforts to obtain all consents and approvals of governmental agencies and all other parties necessary for the lawful consummation of the transactions contemplated hereby and the lawful use, occupancy and enjoyment of the Company's and its subsidiaries' businesses by Buyer in accordance herewith ("Required Approvals"). The Company and its subsidiaries shall cooperate with and use their reasonable efforts to assist Buyer in obtaining all such approvals.

     9.5 EXCLUSIVITY. Until the earlier of Closing or the termination of this Agreement pursuant to Section 13.1, the Company nor Seller, nor any of their respective affiliates, representatives or brokers shall enter into any agreement, commitment or understanding with respect to, or engage in any discussions or negotiations directly or indirectly with, or encourage or respond to any solicitations from, any other party with respect to the sale, lease or management of any of the Assets, or in respect of the sale of any shares of capital stock in the Company.


             ARTICLE X: CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     Buyer's obligations to consummate the purchase of the Company Stock is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Buyer in writing. Upon failure of any of the following conditions, Buyer may terminate this Agreement pursuant to and in accordance with Article XIII herein.

       10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company and Seller made pursuant to this Agreement shall be true and correct in all material respects at and as of the Closing Date, as though such representations and warranties were made at and as of such time (except a representation made as of a specified date shall be true and accurate in all material respects as of that date) except to the extent affected by the transactions herein contemplated.

       10.2 PERFORMANCE OF COVENANTS. The Seller and the Company shall have performed or complied in all material respects with their respective agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

     10.3 DELIVERY OF CLOSING CERTIFICATE. The Seller and the Company shall have executed and delivered to Buyer a certificate of its president, dated the Closing Date, upon which Buyer may rely, certifying that the conditions contemplated by Sections 10.1 and 10.2 applicable to it have been satisfied.

     10.4 OPINION OF COUNSEL. Seller and the Company shall have delivered to Buyer an opinion, dated the Closing Date, of their counsel, in substantially the form attached hereto as Exhibit 10.4.

     10.5 LEGAL MATTERS. No preliminary or permanent injunction or other order (including a temporary restraining order) of any governmental authority which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect.

     10.6 AUTHORIZATION DOCUMENTS. Buyer shall have received a certificate of the Secretary or other officer of the Company certifying as of the Closing Date a copy of Resolutions of their Boards of Directors authorizing their execution and full performance of the Transaction Documents and the incumbency of its respective officers.

     10.7 MATERIAL CHANGE. Since the date of the Unaudited Financial Statement there shall not have been any material adverse change in the condition (financial or otherwise) of the assets, properties or operations of the Company and its subsidiaries.

     10.8 APPROVALS.

       (a) The consent or approval of all persons necessary for the consummation of the transactions contemplated hereby shall have been granted, including without limitation, the Required Approvals;

       (b) None of the foregoing consents or approvals (i) shall have been conditioned upon the modification, cancellation or termination of any material lease, contract, commitment, agreement, license, easement, right or other authorization with respect to the Company's and its subsidiaries' businesses, other than as disclosed or approved hereunder, or (ii) shall impose on the Buyer any material condition or provision or requirement with respect to the Company's and its subsidiaries' businesses or their operation that is more restrictive than or different from the conditions imposed upon such operation prior to Closing.

     10.9 EMPLOYMENT AGREEMENT. Gigi Jordan shall have executed and delivered to Buyer her employment agreement in the form of Exhibit 10.9 hereto (the "Employment Agreement").

     10.10 CONSENTS. Buyer shall have received the written consent to assignment from each of those parties with whom the Company or its subsidiaries has a Contract as listed on Schedule 5.7, where such consent is required by reason of the change of control of the Company and its subsidiaries contemplated under this Agreement.

     10.11 ESTIMATED CLOSING DATE BALANCE SHEET. Seller and Company shall have delivered the Estimated Closing Date Balance Sheet to Buyer.

     10.12 COMPANY'S SUBSIDIARIES AND OPTIONS. Each of the subsidiaries of the Company as of the Closing Date will be one hundred (100%) percent owned by the Company and there shall not be outstanding as of the Closing Date any options, warrants or rights for the purchase of any capital stock of the subsidiaries of the Company.

     10.13 COST AND EXPENSES. The Seller shall have paid all costs, fees and expenses (including without limitation, filing fees, transfer taxes, stamp taxes, legal fees and broker, audit and appraisal fees) incurred by the Company or any of its subsidiaries in connection with the transactions contemplated by this Agreement.

     10.14 RESIGNATION OF COMPANY BOARDS OF DIRECTORS AND OFFICERS. Each director and officer of the Company and each of its subsidiaries shall have submitted his or her resignation to be effective no later than the Closing Date.

     10.15  AFFILIATED   COMPANY.   Buyer  shall  have  closed  its  acquisition
simultaneously with APS America, Inc. and each of their respective shareholders.

     10.16 OTHER DOCUMENTS. The Seller and the Company shall have furnished Buyer with all other documents, certificates and other instruments required to be furnished to Buyer by the Seller and the Company pursuant to the terms hereof.


            ARTICLE XI: CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     Seller's obligation to consummate the sale of the Company Stock is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Seller in writing. Upon failure of any of the following conditions, Seller may terminate this Agreement pursuant to and in accordance with Article XIII herein:

     11.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time (except a representation made as of a specified date shall be true and accurate in all material respects as of that date) except to the extent affected by the transactions herein contemplated.

     11.2 PERFORMANCE OF COVENANTS. Buyer shall have performed or complied with each of its agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     11.3 DELIVERY OF CLOSING CERTIFICATE. Buyer shall have delivered to Seller a certificate of an executive vice president of Buyer dated the Closing Date upon which Seller can rely, certifying that the conditions contemplated by Sections 11.1 and 11.2 applicable to it have been satisfied.

     11.4 OPINION OF COUNSEL. Buyer shall have delivered to Seller an opinion, dated the Closing Date, of Blass & Driggs, Esqs., counsel for Buyer, in the form attached as Exhibit 11.4.

     11.5 LEGAL MATTERS. No preliminary or permanent injunction or other order (including a temporary restraining order) of any governmental authority which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect.

     11.6 AUTHORIZATION DOCUMENTS. Seller shall have received a certificate of the Secretary or other officer of Buyer certifying a copy of Resolutions of the Board of Directors of Buyer authorizing Buyer's execution and full performance of the Transaction Documents and the incumbency of the officers of Buyer.

     11.7 EMPLOYMENT AGREEMENT. The Buyer shall have entered into the Employment Agreement with Gigi Jordan.

     11.8 MATERIAL CHANGE. Since the Form 10-Q, there shall not have been any material adverse change in the condition (financial or otherwise) of the assets, properties or operations of Buyer.

     11.9 OTHER DOCUMENTS. Buyer shall have furnished Seller with all documents, certificates and other instruments required to be furnished to Seller by Buyer pursuant to the terms hereof.


                    ARTICLE XII: SURVIVAL AND INDEMNIFICATION

     12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Absent fraud, all representations and warranties made by each party in this Agreement and in each Schedule and Transaction Document shall survive the Closing Date and for a period of one (1) year after the Closing, notwithstanding any investigation at any time made by or on behalf of the other party, provided that the representations and warranties contained in Section 5.30 (Questionable Payments), Section 5.25 (Medicare and Medicaid) and Section 5.21 (Tax), shall survive until thirty (30) days after the applicable period of limitations for audits by the applicable Governmental Authority shall have expired, including extensions for any necessary appeals. All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

     12.2 INDEMNIFICATION BY SELLER. The Seller (and the Company unless there shall be a Closing) shall indemnify and defend Buyer and hold it harmless against and with respect to any and all damage, loss, liability, deficiency, cost and expense (including, without limitation, reasonable attorney's fees and expenses) (all of the foregoing hereinafter collectively referred to as "Loss") resulting from:

       (a) any inaccuracy in any representation or certification, or breach of any warranty, made by the Seller or Company pursuant to this Agreement; or

       (b) the breach of any covenant or undertaking made by the Seller or Company in this Agreement; or

       (c) the ownership or operation of the Company or its subsidiaries or its business or assets prior to the Closing Date, including, without limitation, (i) any Excess Reimbursement Liabilities (as defined in Section 2.4); (ii) any Taxes resulting from the operation of the business of the Company or ownership of any of the Assets for any period ending on or before the Closing Date; (iii) any Loss arising out of the noncompliance of the Company with COBRA or any like statute; (iv) any claim of the type that would be covered by a standard liability insurance policy, including without limitation, professional liability, malpractice, general liability, automobile liability, worker's compensation or employer's liability insurance, arising out of the operation of the Company's business prior to the Closing Date, including payments of any deductibles applicable to the aforesaid policies; (v) any Loss arising out of the OIG investigation of the Company and its subsidiaries pursuant to the OIG's subpoena of the Company, dated August 19, 1997; and (vi) any and all actions, suits, proceedings, demands, assessments, judgments, settlements (to the extent approved by the Company, such approval not to be unreasonably withheld, delayed or conditioned), costs and legal expenses incident to any of the foregoing; but excluding current liabilities and long-term liabilities that are reflected on the Estimated Closing Date Balance Sheet or that otherwise are taken into account in any adjustment to the Purchase Price under Section 2.2; or

       (d) any failure on the part of the Company or any Seller to be in compliance with applicable legal requirements for any License relating to the Company's business in the State of Connecticut, or the failure to obtain any necessary consent, or to give any required notice, in connection with the change of control hereunder affecting the Connecticut Licenses.

     12.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify and defend Seller and hold them harmless against and with respect to any and all Loss resulting from:

       (a) any inaccuracy in any representation or certification, or breach of any warranty, made by Buyer pursuant to this Agreement; or

       (b) the breach of any covenant or undertaking made by Buyer in this Agreement; or

       (c) the ownership or operation of the Company or its subsidiaries or its business or assets on and after the Closing Date.

     12.4 ASSERTION OF CLAIMS. Any claims for indemnification under Sections 12.2(a) or 12.3(a) must be asserted by written notice by a date which is no later than one (1) year following the Closing Date, except that any claim based upon a breach of the representations and warranties contained in Section 5.30 (Questionable Payments), Section 5.25 (Medicare and Medicaid) or Section 5.21
(Tax) may be asserted until thirty (30) days after the applicable period of limitations for audits by the applicable Governmental Authority shall have expired, including extensions for any necessary appeals.

     12.5 INDEMNITY BASKET. Notwithstanding any other provision of this Article XII, no claim for indemnification made under Sections 12.2(a) or 12.3(a) shall be made unless and until Buyer or Seller, as the case may be, has incurred Loss in excess of Fifty Thousand ($50,000) Dollars in the aggregate, in which case, the party seeking indemnification shall be entitled to assert claims including such initial Fifty Thousand ($50,000) Dollars.

     12.6 CONTROL OF DEFENSE OF INDEMNIFIABLE CLAIMS.

       (a) Each indemnified party (each, an "Indemnitee") shall give the indemnifying party (the "Indemnitor") prompt notice of each claim for which it seeks indemnification. Failure to give such prompt notice shall not relieve any Indemnitor of its indemnification obligation, provided that such indemnification obligation shall be reduced by any damages the Indemnitor demonstrates it has suffered resulting from a failure to receive prompt notice hereunder. The Indemnitors shall be entitled to participate in the defense of such claim. If at any time the Indemnitor acknowledges in writing that the claim is fully indemnifiable by it under this Agreement, and, if requested by the Indemnitee, the Indemnitor posts adequate bond or security, the Indemnitor shall have the right to assume control of the defense (but not the settlement) of such claim at its own expense; unless (i) Indemnitee shall have been authorized in writing by the Indemnitor to defend such action with counsel of its own choice in connection with the defense of such action, or (ii) the Indemnitor shall not have employed counsel to have charge of the defense of such action within twenty
(20) days after the date of notice of the claim for which indemnification is sought is given to the Indemnitor or (iii) the Indemnitor shall have failed to undertake and reasonably pursue the defense of such action, or (iv) the Indemnitee shall have reasonably concluded that there may be material defenses available to it or them which are different from or additional to those available to the Indemnitor. If any event described in clauses (i) through (iv) above shall occur, then the Indemnitor shall not have the right to direct the defense of such action on behalf of the Indemnitee with counsel of its own choice, and the reasonable fees and expenses of the Indemnitee shall be borne by the Indemnitor, provided that such counsel shall be reasonably acceptable to the Indemnitor. If the Indemnitors do assume control of the defense of any such claim in accordance with the foregoing, then: (x) the Indemnitor shall not defend the claim for which indemnification is being sought in any manner that would likely have a material adverse effect on the Indemnitee or on any relationship that the Indemnitee may have with any customers, vendors, suppliers or others, and (y) the Indemnitee shall not settle such claim without the written consent of the Indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned. Nothing contained in this Section 12.6 shall prevent either party from assuming control of the defense and/or settling any claim against it for which indemnification is not sought under this Agreement.

       (b) Notwithstanding anything to the contrary contained in this Agreement, if there shall be any claim for Excess Reimbursement Liabilities with respect to which Buyer shall be seeking indemnification, Buyer will have the sole right to contest or appeal such claim (using at least the same standard of care as it would apply to contests or appeals with respect to reimbursement liabilities in general) in accordance with its customary procedures diligently and in good faith. Buyer may, in its sole and absolute discretion, at any time discontinue any such contest or appeal or enter into a settlement with respect thereto prior to the final determination thereof (a "Final Determination"); provided, however, that if it intends to discontinue or settle any such appeal or contest prior to Final Determination, then it must provide Seller with reasonable prior written notice of such intent and of the current status of the appeal or contest or proposed settlement, and will consult with Seller in good faith with respect thereto.

     12.7 RESTRICTIONS.

       (a) From and after the Closing Date, the Seller shall not disclose, directly or indirectly, to any person outside of Buyer's employ without the express authorization of the Buyer, any patient lists, customer lists, pricing strategies, customer files, or patient files and records of the Company and its subsidiaries, any proprietary data or trade secrets owned by the Company and its subsidiaries or any financial or other information about the Company and its subsidiaries not then in the public domain; provided, however, that Seller shall be permitted to make such disclosures as may be required by law or by a court or governmental authority.

       (b) After the Closing Date, the Seller shall not engage or participate in any effort or act to induce any of the customers, physicians, suppliers, associates, employees or independent contractors of the Company and its subsidiaries to cease doing business, or their association or employment, with the Company and its subsidiaries.

       (c) Seller shall not, for a period of five (5) years after the Closing Date, directly, or indirectly, for or on behalf of himself or herself or any other person, firm, entity or other enterprise, be employed by, be a director or manager of, act as a consultant for, be a partner in, have a proprietary interest in, give advice to, loan money to or otherwise associate with, in a business fashion, any person, enterprise, partnership, association, corporation, joint venture or other entity which is directly or indirectly in the business of owning, operating or managing any entity of any type, licensed or unlicensed, which, anywhere within the United States, (i) is engaged in or provides the Services, (ii) compounds or dispenses pharmaceutical admixtures for intravenous therapies to patients at sites other than hospitals, (iii) provides medical supplies, equipment or non-professional services usually and customarily associated with the provision of intravenous therapies to patients, or (iv) provides professional nursing services usually and customarily rendered with the provision of intravenous therapies, provided that nothing in this Section 12.7(c) shall restrict any Seller form having any involvement with a nursing agency business.

       (d) The  Seller  acknowledges  that the  restrictions  contained  in this
Section 12.7 are reasonable and necessary to protect the legitimate business interests of Buyer and that any violation thereof by any of them would result in irreparable harm to Buyer. Accordingly, Seller agrees that upon the violation by her of any of the restrictions contained in this Section 12.7, Buyer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction as well as any other relief provided at law or equity, under this Agreement or otherwise. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that the period of time or the scope of such restrictions (or both) shall be adjusted in such a manner or for such a time (or both) as is adjudged to be reasonable.

     12.8 RECORDS. On the Closing Date, Seller and Company shall deliver, or cause to be delivered, to Buyer all records and files not then in Buyer's possession relating to the operations of the Company and its subsidiaries.

                            ARTICLE XIII: TERMINATION

     13.1 TERMINATION. This Agreement may be terminated at any time at or prior to the Closing by:

       (a) Buyer, if any condition precedent to Buyer's obligations hereunder, including without limitation those conditions set forth in Article X hereof, have not been satisfied by the Closing Date;

       (b) Seller, if any condition precedent to the obligations of Seller or the Company hereunder, including without limitation those conditions set forth in Article XI hereof, have not been satisfied by the Closing Date; or

       (c) the mutual consent of Buyer and Seller.

     13.2 EFFECT OF TERMINATION. If a party terminates this Agreement because one of its conditions precedent has not been fulfilled, or if this Agreement is terminated by mutual consent, this Agreement shall become null and void without any liability of any party to the other; provided, however, that if such termination is by reason of the breach by any party of any of its representations, warranties or obligations under this Agreement, the other party shall be entitled to be indemnified for any Losses incurred by it by reason thereof in accordance with Article XII hereof (and for such purposes such Article XII shall survive the termination of this Agreement). Further, nothing in this Section 13.2 shall affect Buyer's right to specific performance of the obligations of the Company and Seller at Closing hereunder.

                           ARTICLE XIV: MISCELLANEOUS

     14.1 COSTS AND EXPENSES. Except as expressly otherwise provided in this Agreement, Buyer and Seller shall bear their own costs and expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that no such costs and expenses shall be charged to the Company and its subsidiaries.

     14.2 PERFORMANCE. In the event of a breach by any party of its obligations hereunder, the other party shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement, and the breaching party hereby waives the defense that there may be an adequate remedy at law. Should any party default in its performance, or other remedy, the prevailing party shall be entitled to its reasonable attorneys' fees.

     14.3 BENEFIT AND ASSIGNMENT. This Agreement binds and inures to the benefit of each party hereto and its successors and proper assigns. Neither Buyer nor Seller may assign its interest under this Agreement to any other person or entity without the prior written consent of the other party; provided, however, that Buyer may assign its rights, duties and obligations hereunder to one or more subsidiaries or affiliates of Buyer; and further provided that in the instance of such assignment Buyer shall guaranty the performance of its assignee hereunder.

     14.4 EFFECT AND CONSTRUCTION OF THIS AGREEMENT. This Agreement and the Exhibits and Schedules hereto embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. The captions used herein are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

     14.5 COOPERATION - FURTHER ASSISTANCE. From time to time, as and when reasonably requested by Buyer after the Closing, the other parties will (at the expense of the Buyer) execute and deliver, or cause to be executed and delivered, all such documents, instruments and consents and will use reasonable efforts to take all such action as may be reasonably requested or necessary to carry out the intent and purposes of this Agreement.

     14.6 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given or made when personally delivered to the party or parties entitled to receive the notice or within five
(5) days when sent by certified or registered mail, postage prepaid, or on the next business day if sent for next day delivery by a nationally recognized overnight courier, in either case, properly addressed to the party or parties entitled to receive such notice at the address stated below:

If to the Company:                      Ambulatory Pharmaceutical Services, Inc.
                                        2932 North Atlantic Boulevard
                                        Fort Lauderdale, FL 33308
                                        Attn: Gigi Jordan

If to the Seller:                       Gigi Jordan
                                        2932 North Atlantic Boulevard
                                        Fort Lauderdale, FL 33308

with a copy to:                         Alexander Bono, Esq.
                                        Blank, Rome, Comisky & McCauley
                                        2000 One Logan Square
                                        Philadelphia, PA 19103

If to the Buyer:                        Integrated Health Services, Inc.
                                        10065 Red Run Boulevard
                                        Owings Mills, MD 21117
                                        Attn: Brian K. Davidson
                                              Elizabeth B. Kelly
                                        cc:  Marshall A. Elkins, General Counsel

with a copy to:                         Michael S. Blass, Esq.
                                        Blass & Driggs, Esqs.
                                        461 Fifth Avenue, 19th Floor
                                        New York, NY 10017

     14.7 WAIVER, DISCHARGE, ETC. This Agreement shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the parties hereto by their duly authorized officer or representative. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     14.8 RIGHTS OF PERSONS NOT PARTIES. Nothing contained in this Agreement shall be deemed to create rights in persons not parties hereto, other than the successors and proper assigns of the parties hereto.

     14.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, disregarding any rules relating to the choice or conflict of laws.

     14.10 AMENDMENTS, SUPPLEMENTS, ETC. At any time before or after the execution and delivery of this Agreement by the parties hereto, this Agreement may be amended or supplemented by additional agreements, articles or certificates, as may be mutually determined by the parties to be necessary, appropriate or desirable to further the purposes of this Agreement, to clarify the intention of the parties, or to add to or to modify the covenants, terms or conditions hereof or thereof. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

     14.11 SEVERABILITY. Any provision, or distinguishable portion of any provision, of this Agreement which is determined in any judicial or administrative proceeding to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intention of the parties that if any provision of Section 12.7 shall be determined to be overly broad in any respect, then it should be enforceable to the maximum extent permissible under the law. To the extent permitted by applicable law, the parties waive any provision of law which renders a provision hereof prohibited or unenforceable in any respect.

     14.12 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

     14.13 ARBITRATION. Any dispute or controversy between any of the parties hereto pertaining to the performance or interpretation of this Agreement shall be settled by binding arbitration pursuant to the rules of the American Arbitration Association. The cost of such proceeding shall be shared equally by all parties thereto, and each such party shall bear its own costs incurred as a result of its participation in any such arbitration.

     14.14 PUBLIC ANNOUNCEMENTS. Any general public announcements or similar media publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as Buyer and Seller shall determine; provided that nothing herein shall prevent either party, upon as much prior notice as shall be possible under the circumstances to the other, from making such written announcements as such party's counsel may consider advisable in order to satisfy the party's legal and contractual obligations in such regard.







                       [SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the parties hereto and in the capacity indicated below has executed this Agreement as of the day and year first above written.

                                               COMPANY:
                                               AMBULATORY PHARMACEUTICAL
                                               SERVICES, INC.

WITNESS:

 By:                                           By: /s/ Gigi Jordan
    -------------------------------            ---------------------------------
                                               Its:  President


                                               SELLER:

 WITNESS:


By:                                            /s/ Gigi Jordan
    -------------------------------            ---------------------------------
                                               Gigi Jordan


                                               BUYER:
                                               INTEGRATED HEALTH SERVICES, INC.


                                               By:/s/
                                               ---------------------------------
                                               Executive Vice President
                                               Corporate Development


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